Exhibit 11


                      THE STANLEY WORKS AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                       (dollars and shares in thousands
                           except per share amounts)

                                       SECOND QUARTER ENDED  SIX MONTHS ENDED
                                        JULY 1    JULY 2     JULY 1   JULY 2
                                         1995      1994        1995     1994
 Earnings per common share:
    Weighted average shares outstanding 44,366    44,829      44,388   44,798
                                        ======    ======      ======   ======
    Net earnings                       $31,450   $33,737     $60,186  $59,330
                                       =======   =======     =======  =======
    Per share amounts                    $0.71     $0.75       $1.36    $1.32
                                        ======    ======       =====    =====
 PRIMARY:
    Weighted average shares outstanding 44,366 44,829 44,388 44,798 Dilutive common stock equivalents -
      based on the treasury stock method
      using average market price           477       538         478      592
                                        ------    ------      ------   ------
                                        44,843    45,367      44,866   45,390
                                        ======    ======      ======   ======
    Per share amounts                    $0.70     $0.74       $1.34    $1.31
                                        ======    ======      ======   ======
 FULLY DILUTED:
    Weighted average shares outstanding 44,366 44,829 44,388 44,798 Dilutive common stock equivalents -
      based on the treasury stock method
      using the quarter end market price
      if higher than average market price  477       554         479      600
                                        ------    ------      ------   ------
                                        44,843    45,383      44,867   45,398
                                        ======    ======      ======   ======
    Per share amounts                    $0.70     $0.74       $1.34    $1.31
                                        ======    ======      ======   ======

Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.